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On October 12, 2015, EMC Corporation (the “Company”) and VMware, Inc. held a conference call to discuss the proposed acquisition of the Company by Denali Holding Inc. The following is a transcript of that conference call.

Corrected Transcript

12-Oct-2015

EMC Corp. (EMC)

Q3 2015 Guidance Call

Total Pages: 20
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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

CORPORATE PARTICIPANTS

Anthony T. Takazawa	Patrick P. Gelsinger
Vice President-Global Investor Relations	Chief Executive Officer & Director, VMware, Inc.

Joseph M. Tucci	David I. Goulden
Chairman, President & Chief Executive Officer	Chief Executive Officer-EMC Information Infrastructure

Zane C. Rowe
Chief Financial Officer & Executive Vice President

OTHER PARTICIPANTS

Aaron Rakers	Kathryn Lynn Huberty
Stifel, Nicolaus & Co., Inc.	Morgan Stanley & Co. LLC

John Stephen DiFucci	Abhey R. Lamba
Jefferies LLC	Mizuho Securities USA, Inc.

Kulbinder S. Garcha	Simona K. Jankowski
Credit Suisse Securities (USA) LLC (Broker)	Goldman Sachs & Co.

Maynard J. Um	Jayson A. Noland
Wells Fargo Securities LLC	Robert W. Baird & Co., Inc. (Broker)

Amit Daryanani	Steven M. Milunovich
RBC Capital Markets LLC	UBS Securities LLC

Toni Sacconaghi	Brent Bracelin
Sanford C. Bernstein & Co. LLC	Pacific Crest Securities

Kasthuri Gopalan Rangan
Merrill Lynch, Pierce, Fenner & Smith, Inc.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to EMC’s Conference Call. Today’s call is being recorded. And to discuss today’s announcement, we have Mr. Tony Takazawa.

Anthony T. Takazawa

Vice President-Global Investor Relations

Thank you. Good morning. Welcome to EMC and VMware’s joint call to discuss today’s announcement. Today, we will have prepared remarks from EMC Chairman and CEO, Joe Tucci; VMware CEO, Pat Gelsinger; and EMC’s CFO, Zane Rowe.

After the prepared remarks, we will then open up the lines to take your questions. At that time, we will be joined by EMC Information Infrastructure, David Goulden, and VMware’s CFO, Jonathan Chadwick.

Today’s presentation includes forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially as a result of various risk factors, including those described in the 10-Ks, 10-Qs and 8-Ks that EMC and VMware file with the SEC.

Today’s presentation also includes certain non-GAAP financial measures. Reconciliations to GAAP can be found on each company’s Investor Relations website. Also want to remind everyone that this call does not constitute an offer to sell or solicitation of any vote or approval. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement/prospectus regarding the proposed transaction.

Investors are urged to read the proxy statement/prospectus in its entirety when filed with the SEC and other filings made by the Dell and EMC as they contain important information about the proposed transaction. Investors may obtain copies of the proxy statement/prospectus when available and other documents filed with the SEC regarding the proposed transaction free of charge at the SEC’s website or from EMC’s website. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation will be set forth in the proxy statement/prospectus filed with the SEC.

With that, it is now my pleasure to introduce Joe Tucci. Joe?

Joseph M. Tucci

Chairman, President & Chief Executive Officer

Good morning and thank you for joining us today. First and most importantly, the purpose of this morning’s call is to tell you about a historic agreement we have reached with Michael Dell and Silver Lake and, secondly, to provide you a short update on Q3 for both EMC and VMware.

Today is a remarkable day in EMC’s history. In the past 25 years, we have transformed from a storage startup to a global technology leader with more than 70,000 people, an incredible feat. During that period, we have seen good times, tough times and, yes, even great times. And now, we are entering a new era where the entire information technology industry is experiencing massive disruption whilst simultaneously being presented with unprecedented opportunity.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

To keep us growing and thriving through the truly historic changes that are gripping our industry and to help assure we capitalize on the vast opportunity before us, we have decided that creating a new company with Michael Dell, an industry colleague and noted leader, and the team at Silver Lake was the best way to position EMC for success going forward.

The coming together of EMC and Dell will create a powerhouse in the technology industry with more than $80 billion in revenues. The combined company will be a leader in a number of the most attractive high growth areas of the $2 trillion information technology market. It will have complementary product portfolios, expanded market reach and four of the world’s greatest technology franchises in servers, storage, virtualization and PCs. Additionally, it brings together strong capabilities and the hottest IT trends, including digital transformation, the software-defined data center, hybrid cloud, converged infrastructure, mobile and security.

The combined company will be far more efficient and effective as we’ll operate as a private company, giving us the ability to incubate and develop new products and solutions necessary to capitalize on the opportunities I just mentioned. The new company will have far more freedom to invest for the long term and increased focus on our customers and, very importantly, the ability to attract and retain the best and brightest people.

We are very excited by this opportunity and being able to reward our EMC shareholders in such an attractive way. The EMC Federation has created great momentum in the marketplace, which we expect to accelerate. We see significant synergies between Dell and our federated companies, especially VMware, which will continue to operate as a public company led by Pat Gelsinger.

Together, Dell and VMware will have the opportunity to significantly expand VMware’s revenues in areas such as the software-defined data center, the hybrid cloud and in end-user computing. We estimate that these revenue synergies could top $1 billion over the next few years.

Pivotal will continue to operate as it has with Rob Mee as CEO and Paul Maritz as Executive Chairman. Paul and I are very happy with the progress Rob has made in the short time he has been CEO and Pivotal is making great strides in the marketplace. I believe they are well on their way to becoming a public company at some point in the not too distant future.

I have spoken many times about the impact that cloud computing, in all its forms, is having on the industry. Our Virtustream business led by Rodney Rogers is a key part of our growth strategy with its focus on managed cloud services for mission-critical applications for enterprise customers. This along with the growing momentum of vCloud Air for hybrid usage gives us unique assets.

I truly believe that by combining our cloud assets and capabilities, we can create a recognized leader in the on-and-off prem enterprise cloud industry. The coming together with Dell will expand our joint cloud opportunity even further, providing more depth and breadth with enterprise customers and, of course, in the government, healthcare and SME markets, where Dell has core strengths.

Converged infrastructure is one of our fastest growing areas. And with this combination, our CI business will be incredibly well positioned. Our VCE business when connected to Dell’s products and services will grow faster and have a much larger impact on the industry than either one of us could individually.

Michael and I have discussed this at length and we truly see huge opportunity here. Of course, we will continue the partnership we have with Cisco in networking, UCS and Vblock, and we will look for other complementary areas with them.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

The opportunity for both companies in security is massive, as we have great assets and brands in this area. For sure, RSA and Dell SecureWorks will be important parts of our future security strategy.

EMC Information Infrastructure or EMC II as we call it, led by David Goulden, is the largest business in the Federation. I’m incredibly pleased that Michael and I have agreed that the headquarters of our combined enterprise systems business will remain in Hopkinton, Massachusetts.

In this business, we will join our server, storage, converged infrastructure and other related capabilities. Our combined business will address more of our customers’ needs and will be front-ended by a large world-class go-to-market engine. Impressively, this business will start life with more than $30 billion in revenues.

From my perspective, EMC and Dell had one of the great partnerships in the IT industry from 2002 to 2008. This business reached approximately $2 billion in annual end-user storage revenues and demonstrated that our teams work well together and share its similar culture and values. Now, the winds of change have once again brought us together. And in fact, we see these winds of change forming a tailwind that will help us move forward in creating a new company for a new era in IT that we are entering.

This is a bitter sweet announcement for me. I am incredibly proud of the business we have built here at EMC. It has been a journey that I wouldn’t have traded for anything. I love our people and the culture we have built. I owe each of them an incredible debt of gratitude and I thank our valued customers for their trust, business and friendship. But I also recognize the need for change in size, coupled with focus of mission and capabilities matter. I believe that this transaction will put EMC and our terrific people in the best position possible to thrive in a new world order.

The board and I have worked tirelessly over the last few years, exploring the variety of options for EMC, and I truly believe this is the best way forward. Of course, I will stay actively involved as CEO until he close the transaction, at which point I know Michael will do an excellent job leading the new organization.

With this, I will turn the call over to Zane Rowe to take you through some of the details of the transaction and bring you up to date on our Q3 results. Zane?

Zane C. Rowe

Chief Financial Officer & Executive Vice President

Thanks, Joe. Good morning, everyone. I will provide you with a few details regarding the transaction ahead of Joe and Michael’s joint announcement later this morning. EMC has entered into an agreement with Dell, pursuant to which Dell and EMC will combine, with EMC shareholders receiving total consideration of approximately $33.15 per share in a transaction valued at approximately $67.1 billion.

The transaction has been approved by the boards of both companies. We anticipate closing in mid-2016, subject to receiving regulatory approvals in various jurisdictions and the satisfaction of customary closing conditions, as well as the approval of EMC shareholders.

Upon the completion, EMC will become a wholly owned subsidiary of Dell. EMC shareholders will receive consideration consisting of $24.05 per share in cash and approximately $9.10 per share in the newly created VMware tracking stock. The VMware tracking stock is common stock of Dell created to track Dell’s ownership interest in VMware. The number of shares of VMware tracking stock will have a one-to-one relationship with the number of VMware common shares owned as of the closing date. EMC owns approximately 343 million shares of VMware common stock today.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

The aggregate number of tracking stock shares issued in the transaction is intended to represent 65% of EMC’s economic interest in the approximately 81% of the outstanding shares of VMware it currently owns. This reflects approximately 53% of the total economic interest of VMware. Dell will retain the remaining 28% of the total economic interest in VMware.

Based on the approximate number of EMC shares outstanding today, each shareholder of EMC will receive approximately 0.111 shares of new VMware tracking stock per EMC share. The expected value of the tracking stock consideration will fluctuate based on a number of factors, including changes in the value of VMware common stock. The $9.10 of VMware tracking stock represents the value of the VMware unaffected stock price as of October 7. The existing publicly-traded VMware common stock representing approximately 19% economic interest in VMware will continue to trade publicly. VMware will continue to report its financial results.

The tracking stock will be a new publicly-traded security and Dell will report financial results for the group, including VMware. The tracking stock is intended to allow shareholders to participate in synergies accruing to VMware as a result of the transaction.

This structure is also intended to preserve the synergistic relationship across all of our businesses in a tax efficient manner. Financing for this transaction has been secured. And we believe this transaction will have a neutral to positive impact on Dell’s credit rating. The company will have a go-shop period of 60 days to solicit proposals from third parties.

This morning, EMC also released preliminary Q3 results. We expect that consolidated revenue will range from $6.05 billion to $6.08 billion and non-GAAP EPS will be approximately $0.43. We had a higher-than-expected build of unshipped storage product orders of approximately $100 million due to the timing of bookings in the third quarter. This impacted our non-GAAP EPS by approximately $0.02.

Looking across our major businesses, Pivotal’s revenue grew approximately 16% and VMware grew 10%, while the EMC Information Infrastructure business was down approximately 3%. We were pleased with our emerging storage category within EMC II, which grew approximately 27% year-over-year, highlighting the continued success we’re seeing in the marketplace.

I would like to thank the extended team for all of their hard work this quarter. We did not buy back any shares during the quarter and we’re suspending our share repurchase program. We do not currently plan to change our dividend policy prior to the close. We will provide you with more detail during our scheduled earnings call on October 21.

I would now like to hand the call over to Pat Gelsinger who will update you on the VMware business. Pat?

Patrick P. Gelsinger

Chief Executive Officer & Director, VMware, Inc.

Thank you, Zane, and good morning, everyone. I couldn’t be more excited about today’s announcement. VMware has enjoyed a long, prosperous partnership with Dell, and we are looking forward to building even closer ties. For VMware, this is a very positive announcement. Our mission and strategy remain unchanged and we expect this deal to accelerate VMware’s growth across all our businesses over time.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

We are looking forward to developing even more valuable solutions for our customers and we will continue to invest in the strong partner ecosystem that has been such core part of our success. For our employees, they continue to be part of one of the most successful disruptive technology companies in Silicon Valley.

Before I talk about today’s announcement, let me recap highlights from this morning’s press release and preliminary results for our third quarter of 2015. Overall, we’re pleased with our Q3 results with total revenue expected to exceed the high end of our guidance range. Revenues for the third quarter are expected to be $1.7 billion, an increase of 10% over the third quarter of 2014, or an increase of 14% in constant currency.

License revenue for the third quarter are expected to be $681 million, an increase of 7% over the third quarter of 2014, or an increase of 11% in constant currency. Non-GAAP operating margin for the third quarter is expected to be 31.5%. Non-GAAP net income per diluted share for the third quarter is expected to be $1.02 per share, up 18% year-over-year.

Now, let me expand a little more on the significant benefits we see for VMware’s results of the expected transaction announced this morning. VMware will remain a publicly-traded company and will continue executing on our mission of providing customer-significant value through Software-Defined Data Center Solutions, together with our cloud, mobile and desktop offerings.

Specifically, on the subject of synergies, let me be very clear. With respect to VMware, this deal is about accelerating growth opportunities and market expansion and not about cost savings. This combined group will have access to a world-class go-to-market engine and will significantly expand our position in commercial and mid-market segments in particular.

Over time, we expect to see these benefits fall into three broad categories. First, in our Software-Defined Data Center business, we see significant opportunities to increase attach rates of compute, networking, management and storage products directly to new equipment sales. In addition, we see the potential for working closely together in a converged infrastructure market.

Second, in our End-User Computing business, we expect to see an increase in upsell for our desktop and mobile offerings, as we take advantage of the significant presence that Dell has in the SMB segment.

Third, we expect to sell more Hybrid Cloud services and related offerings to Dell’s customer base. Examples might include the ability to offer Disaster Recovery as a Service or Desktop as a Service through Dell’s extensive sales engine. We expect these benefits could exceed $1 billion of revenue synergies over the next few years. I am pleased that we can now move from the speculation about the future of VMware, and I know that this proposed transaction will provide significant and strategic operational clarity.

Personally, having known and worked with Michael for many years, I’m confident this is the best outcome for Dell, EMC and VMware. It is Michael’s intention to be a larger, longer-term owner of VMware over time. He intends to repurchase more economic interest in the company.

VMware will benefit from the decision-making agility that comes from our majority shareholder being privately controlled from being part of the most transformative IT company in the world and part of one of the three-largest IT companies in the world.

I’ll now turn it over to Tony to introduce the Q&A part of this call. Thank you.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Anthony T. Takazawa

Vice President-Global Investor Relations

Thanks, Pat. Before we open up the line for your questions, as usual, we ask you to try and limit yourself to one question including clarifications. This will enable us to take as many questions as possible. We thank you all for your cooperation in this matter.

Jay, can we have the first question, please?

QUESTION AND ANSWER SECTION

Operator: Sure. We have Mr. Aaron Rakers from Stifel. Sir, your line is open.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Hello, Aaron?

Aaron Rakers Stifel, Nicolaus & Co., Inc. …the tracking stock upon the closure of this deal. Thank you.	Q

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

We – I don’t know what happened, but we missed that whole question. Can you please repeat it? Sorry.

Aaron Rakers Stifel, Nicolaus & Co., Inc.	Q

Yeah. Sorry, Joe. I was just wondering or curious about the details of what exactly – there was a comment made about Dell reporting specific metrics with regard to the tracking stock after this deal. I was curious of what exactly Dell will be reporting.

Zane C. Rowe Chief Financial Officer & Executive Vice President	A

Aaron, this is Zane. Along with the tracking stock, we would expect Dell to report financials. We’ll become an SEC registrant and we’ll report financials on their business as well as the VMware business. So in addition to what Dell reports, you still have the benefit of what VM reports with its common filings.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thanks, Aaron. Next question, please.

Operator: Right. We have Mr. John DiFucci of Jefferies. Sir, your line is open.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

John Stephen DiFucci Jefferies LLC	Q

Thank you. Pat, both you and Joe talked about $1 billion in revenue synergies. But, I mean, didn’t you already have relationships with Dell? Weren’t they already an OEM partner? And how do you – I know you gave a little bit of detail there, but I’m just trying to – still trying to figure out how you come up with $1 billion here.

Patrick P. Gelsinger Chief Executive Officer & Director, VMware, Inc.	A

Thanks. Thanks, John. Good to talk to you. What we’ve done is – it is an estimate over time, so we’re not trying to be too specific at this point, but what we did is, we did an analysis looking across the full range of Dell’s go-to-market capabilities, what products they’re using of other individuals today, and how we could, in fact, drive an increased attach rate, how we can take advantage of their sales engine in the mid-market, SLED, other places where they’re particularly strong, as well as new categories as they’re emerging such as converged infrastructure, storage attach rate to their server sales, the increased ability to sell new cloud services that are emerging very rapidly, and we built an estimate overall for that potential.

Obviously, we’ll be getting to work to that very quickly with Dell as the deal closes and even exploring ways that we could accelerate it with the business transactions between now and then. We’re quite excited about the potential that this will bring to a broadening sales capacity.

And if you think about at the highest level, we have the EMC enterprise presence now combined with the Dell mid-market presence, it gives us very powerful engines to accelerate the VMware leading technologies into the marketplace. We’re excited.

John Stephen DiFucci Jefferies LLC	Q

Thanks, Pat.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, John. Next question, please.

Operator: Next, we have Mr. Kulbinder Garcha of Credit Suisse. Sir, your line is open.

Kulbinder S. Garcha Credit Suisse Securities (USA) LLC (Broker)	Q

Thanks. My question is for Joe, I guess. Joe, in terms of this transaction, can you just maybe go through – you had a very active, I think, sort of board discussions over the last year why this is the best option, because there were several things that EMC could have done here, [ph] you could have bought (22:02) VMware, you could have taken a lot of costs out. But it seems that this is now the best option you’re presenting, especially given you’ve been in discussions, I think, with many of the vendors over the past couple of years…

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Hey, Kulbinder. We lost your question a little bit…

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

A
[indiscernible] (22:17)

Kulbinder S. Garcha Credit Suisse Securities (USA) LLC (Broker)	Q

Sorry. Let me [indiscernible] (22:19). Can you hear me now?

Anthony T. Takazawa Vice President-Global Investor Relations	A

Yeah. We can hear you much better now. Thanks.

Kulbinder S. Garcha Credit Suisse Securities (USA) LLC (Broker)	Q

Oh, thanks. Okay. I’m sorry about that. So my question is for Joe. Can you just speak about why this transaction is the best option for EMC shareholders given that it’s quite clear that you’ve had very active board discussions for the past year? You’ve taken your time taking this decision and EMC could have done other things that are much more organic, got an M&A of their own. So I’m trying to think as you weighed up all of those risks and factors, why this is perhaps the best option? And can I clarify one thing from Pat? Did you say that Dell’s intention is to increase their ownership of VMware going forward? I just want to make sure I got those details right. Thanks.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Great. Pat, why don’t you do that? Then I’ll take the…

Patrick P. Gelsinger Chief Executive Officer & Director, VMware, Inc.	A

Yeah. And Michael simply stated that their intent through the transaction is to increase their holdings and they wanted to have a more economic interest in VMware. Obviously, the tracking stock was key piece of the value overall of the deal to make the deal work initially, but his intent is to be more aligned, more economically committed, and to expand the synergies as we described in the last question.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

I think, Kulbinder, the – some of the things that come to mind of why this is a terrific option is, if you look at what I kind of said in my prepared remarks, I don’t think anybody disagrees that in the history of IT this is the most disruptive time.

But then, as I said before, on the other side of that coin is the most opportunistic time. And if you look at our revenues at EMC, we have a number of legacy products which have shown a decline, still viable, great products, good for cash flow; and then we have a number of other products which are growing very rapidly. And there’s many other actions we have to take.

So I think having more heft, the ability to create both cost synergies, and more importantly, this deal adds about three times the revenue synergies or cost synergies into each others’ markets and use each others’ strengths.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

If you look at Dell, as Pat alluded to, there’s many, many, many vendors where Dell is their number one reseller. And, of course, we’re now going to favor the family products. So I really think it helps us speed up the new products coming to market to address the opportunity; and at the same time, it gives us the ability to slow down –slow the decline of some of the older products. So it’s a smoother way to do the transition.

I think doing this kind of disruptive transition like this and make sure you do ride this opportunistic side of this transition, having this as a private structure at the top is a great way to go at it. And, of course, still having – I alluded to and Michael Dell fully intends to continue this path where Pivotal be the next – will be up for – go public sometime in the not too too distant future. And we’ve got great assets and security and other things. So basically, there’s a lot of ways to keep the strategy we have going, enhance it, and create great value and still give the shareholders, after having the stock flat for quite a number of years, this gives shareholders I think an attractive offer.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thanks, Kulbinder. Next question, please?

Kulbinder S. Garcha Credit Suisse Securities (USA) LLC (Broker)	Q

Thanks.

Operator: One moment please for the next question. Next, we have Mr. Maynard Um of Wells Fargo. Your line is open.

Maynard J. Um Wells Fargo Securities LLC	Q

Hi. Thanks. Morning. Just – so EMC has traded as high as $31 at the end of last year. And at that time, I think Elliot have pegged a $40 per share value for EMC. I was just wondering if you can kind of walk through how you came to the valuation for the deal, and whether the price suggests some secular changes in the market? Thanks.

Zane C. Rowe Chief Financial Officer & Executive Vice President	A

I think, obviously, we’ve spent a lot of time thinking about value and looking at the metric in a number of ways. And as Joe alluded to, the board has spent significant time looking at our options to optimize and maximize value for the shareholders. So I think it’s – with all of that being considered, that’s how we arrived at the price. I mean, it was part of the negotiation, and Joe and the board have spent significant amount of time on it.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

I think you got to look in – a lot has happened over the last year. And, of course, the disruptive side of that transition in IT that I talked about has affected this market. I think most of the IT of our ilk had some declines. You mentioned Elliot and their pressure. I just happen to see a press release they’ve put out and they’re incredibly supportive of this deal. And, of course, at the end, the shareholders vote. I mean, this is a shareholders company. And we think – and you got to remember that $33.15 is the highest we would have traded. Assuming that goes for that price, will be the highest we’ve been since, I think, 2001. That has been a long, long slug. So again, shareholders decide, we thought it was a deal at least deserves the light of day for shareholders to make up their own mind which they will.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Maynard. Next question, please?

Operator: Next we have Mr. Amit Daryanani of RBC Capital Markets. Your line is open.

Amit Daryanani RBC Capital Markets LLC	Q

Thanks. Good morning, guys. Joe, I just wonder if you could talk a bit more about – it sounds like the Federation model sustains even after the Dell acquisition. How do you think about – you talked about Pivotal potentially going public, but do you think there are other asset that may either go public as well or get divested post this transaction?

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Well, obviously, that’s Michael and Silver Lake’s final call. But from what Michael and I have chatted about, I’m not sure it’s going to call the Federation, but it’s very close to that kind of structure where you have, as we have today, there’s a company today, [ph] as Venali (28:34) and they have Dell PCs and they have security company and they have a systems integration company et cetera. And you could see how he would swat the family in like that.

And I think it gives a great opportunity and I think there’s a lot of value that’s going to be created over time and obviously a lot of bet and risk associated with that. But I think if it’s executed well, they’ll do fine and I think at $33.15 or hopefully more if VMware trades up; we’ll see how VMware stock does because I think it’s a very fair deal for our shareholders.

But again…

Amit Daryanani RBC Capital Markets LLC	Q

Perfect.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

They’re going to be – at the end of the day, it’s going to be their decision, our shareholders’.

Amit Daryanani RBC Capital Markets LLC	Q

Perfect. Thanks a lot and good luck, Joe.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Thank you.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you. Next question, please.

Operator: Next, we have Mr. Toni Sacconaghi of Bernstein. Sir, your line is open.

Toni Sacconaghi Sanford C. Bernstein & Co. LLC	Q

Yes. Thank you. Joe, I was wondering if you could just provide some context on when the conversations with Dell began, about this possibility? Obviously, they’ve heated up significantly in the last week, but we don’t really know what’s happened behind the scenes. So if you could provide context of when the discussions began and became more in earnest?

And then, I just wanted to clarify on the price. You keep alluding to this $33.15 which is based on a VMware price of $80-plus and the stock is in the mid-$70s. Now, tracking stocks, I presume, will not have voting power as common stock would – and so tracking stocks typically trade at a discount. So is there a collar in the deal and why is the $81 share price being used as a basis for the calculation of the total transaction value?

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

The $81, Toni, is – whatever, that $81 changed, I think it was $81.76 or something like that, if memory serves me well. That was the price of VMware trading at and the average we used when we set the so-called exchange ratio. So, obviously, you’re right, that’ll push.

As you know, tracking stocks aren’t new, but they’re not massively used. We believe that this should be the best trading tracking stock ever because they’re most accurate as opposed to the common, because this – VMware is set up as a company. It has a board. It reports – it’s been reporting publicly since 2007. And if you look at the stock, it’s made – track as closely as possible the common.

And, of course, one of the things that common suffers from, Toni, is very little float and putting this float out there and creating that opportunity for bigger institutions to buy, investors to buy into the VMware stock to meet their ownership requirements I think should – this liquidity should really help both [ph] shares (31:41) and part of what we said, the thing is, as Pat said, Michael intends to be a bigger owner of VMware over time. So he’s got some significant money set aside to make sure that he supports both the tracker and the common and hopefully they should trade as closely as, better than any other tracker has ever traded because of the features I just talked to you about.

You had a second question in there?

Toni Sacconaghi Sanford C. Bernstein & Co. LLC	Q

About the deal and the timing and when you started talking with Dell and also if you could just confirm there’s no collar downside protection associated with the transaction value.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Michael reached out to me, it was about a year ago, and we both had visions and that this industry is going to go through disruptions, is going to go – is going to have massive opportunity and is it better together. I would categorize that year as kind of eight months of talking in interest and probably in the last several months it got more serious. And there – to answer your specific question, there’s no collar on the deal and there is a go-shop clause.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Toni. Next question, please.

Operator: Next, we have Mr. Kash Rangan of Merrill. Your line is open.

Kasthuri Gopalan Rangan Merrill Lynch, Pierce, Fenner & Smith, Inc.	Q

Hey. Thank you very much. A question for you, Pat and Joe. What will the management structure of the combined entity look like? And if you have discussed this previously, because I just got on the call a few minutes ago, pardon this. What will the management structure of the combined entity look like and the go-to-market in terms of distribution look like, because there is more, I would say, more complicated structure that you’re going to have to grapple with. That’s it from me. Thank you.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

Well, I think – you said complicated, I think it’s actually because of the – whatever you want to call it, the parent company being private, I think it simplifies a lot of things over the EMC structure where EMC and VMware, and, of course, if we follow our plan to EMC, VMware and Pivotal, we’ll all be public companies.

So I do think there is a simplification there. But basically, Michael is going to run a similar structure where you’ll have a – I talked in my prepared remarks of having a $30 billion-plus systems business headquartered in Hopkinton, Massachusetts. You talked about VMware, they’ll be a cloud business, they’ll be a security business, et cetera. So I think it will make a lot of sense. And, of course, when we put these together for customers which – and make sure these businesses are strategically aligned, I think these businesses will grow faster and make the transition to this mobile cloud era a lot easier.

Patrick P. Gelsinger Chief Executive Officer & Director, VMware, Inc.	A

From the cash – from the VMware perspective proper, right, we continue to operate under the current structure, myself, Carl, Jonathan, et cetera; so at the highest level we continue to operate as the independent company, independent board, et cetera. And the efforts that we have underway for common sales leverage, et cetera with EMC, those efforts will continue so that we see that leverage and the things that we’ve described to you over the last couple of quarters in that respect. And, obviously, as we look to the combined entities with Dell and EMC, we see on the VMware side huge potential for acceleration and additional strategic benefits.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Kash. Next question, please.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Operator: We have Ms. Katy Huberty of Morgan Stanley. Your line is open.

Kathryn Lynn Huberty Morgan Stanley & Co. LLC	Q

Yes. Thanks. Have you received any interest from other parties that you plan to pursue over the next 60 days? And then, does the deal provide incentive to keeping the EMC executives at Dell who were potentially in line to succeed Joe as CEO at EMC? Thanks.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

All I want to say on the first part is there is a go-shop clause and we’re going to make sure that whatever the outcome is it’s in the best interest of our shareholders. Let me answer your second question this way. I could tell you, to a person, the executive team is excited about this new structure and new opportunities.

As kind of Pat alluded to, when I really looked at it, it’s pretty amazing how many companies Dell was the number one reseller for. And it’s pretty amazing of how many of those companies we can substitute our technology for technology of those companies. And they have a great way of taking these products and attaching them, their sales force calls it, attaches to their core products that Dell sells. So, I think this is going to work quite well, and that excites and motivates our management team and all the people of EMC.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Katy. Next question, please.

Operator: Next, we have Mr. Abhey Lamba of Mizuho Securities. Your line is open.

Abhey R. Lamba Mizuho Securities USA, Inc.	Q

Yeah. Thank you. Pat, I think in your comments you mentioned that you’ll benefit from majority holder being a private entity. Can you just mention how you were constrained with EMC being a public company while owning the same level of ownership? How do you think your decision process will be different with Dell being a private entity versus EMC being a public entity? Thanks.

Patrick P. Gelsinger Chief Executive Officer & Director, VMware, Inc.	A

So, clearly, the private equity or the private entity structure that Dell has had has generated significant ability for them to move quicker, to do more restructurings and to operate more rapidly in this very tumultuous environment that we’re in.

Given EMC and Dell coming together, a huge entity, as we said, one of the three largest IT companies in the world and their ability to transform and bring that together, that private structure, the agility, the decision-making processes, the lack of quarterly demands on end-of-quarter deals, et cetera, all of those things aligned the entities of the Dell-EMC side and now with the VMware focus on growth, quarterly earnings, et cetera, those simply give a more coherent set of positions for us to take together into the marketplace.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

As a result, we’re quite excited about the structure, a larger, more powerful entity, a cleaner view of the business financial models that could be a significant accelerant to our growth. And as we’ve indicated, we see that to be a very large number over the next several years and we’re quite excited to get started on it.

Anthony T. Takazawa Vice President-Global Investor Relations	A

All right. Next question, please.

Operator: Next, we have Ms. Simona Jankowski of Goldman Sachs. Your line is open.

Simona K. Jankowski Goldman Sachs & Co.	Q

Hi. Thanks very much. One of the areas of synergy you highlighted was in converged infrastructure and, presumably, that implies changes to the Vblock relationship with Cisco. Can you just comment on how you expect that to change and over what time period?

David I. Goulden Chief Executive Officer-EMC Information Infrastructure	A

Simona, hi, this is David. Let me take that for you. So, first of all, we are very committed to continue working with Cisco for Vblocks. Vblocks today are exclusively Cisco networking, Cisco service and EMC storage and, of course, VMware. And that is the major line inside of VCE and that will continue. We’re also committed to working with Cisco as a networking partner across other of VCE options. So, we have been in conversation with Cisco about this, and we believe they’re also going to be excited to continue to work with us and build the partnership as opposed to make major changes to it.

Simona K. Jankowski Goldman Sachs & Co.	Q

Can you just expand on that? So, isn’t part of the synergy that is being targeted here, the ability to bring in some of Dell’s products including on the networking side into the converged infrastructure market? And how does that not over time mean that some of the networking participation for Cisco doesn’t shift over to Dell?

David I. Goulden Chief Executive Officer-EMC Information Infrastructure	A

Yeah. Within the converged infrastructure space, we obviously are going to a family of products. As we move towards hyper converged technology that gives us a chance to use more of the Dell technology in things like the VxRack, where currently we’re using third-party technology, we can switch that towards Dell. But from a networking point of view, we do expect to stay primarily with the Cisco family across our CI for the time being.

And obviously, the Dell networking products play an important place in the marketplace, but typically not at the higher-end of the converged infrastructure segment where we play principally with Vblock. So, it’ll be a combination of and, obviously not or, but we will continue to support Cisco as well as introducing Dell in the appropriate places.

Simona K. Jankowski Goldman Sachs & Co.	Q

Great. Thank you.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Simona. Next question, please?

Operator: Next, we have Jayson Noland of Baird. Your line is open.

Jayson A. Noland Robert W. Baird & Co., Inc. (Broker)	Q

Yes. Thank you. Pat, I wanted to ask on VMware. I think one of the concerns here is that the integration with Dell wouldn’t go well or there would be some change there that would be out of the control of VMware. So, I guess the question is why doesn’t this create a situation where an HP or a Lenovo attempt to distance themselves from VMware in some way?

Patrick P. Gelsinger Chief Executive Officer & Director, VMware, Inc.	A

Yeah. Thank you. Yeah, we definitely see and believe strongly in the independent ecosystem. And even as we see great leverage from Dell, right? We’ve seen enormous opportunity from our other ecosystem partners, many of those we’ve leaned into more aggressively over the last year across a range of activities.

Clearly, a deal of this magnitude will have repercussions across the industry, but our commitment is to that independent ecosystem. Our partnerships with Lenovo, with HP, with IBM are broad, multifaceted. And we’ll continue to be investing in them even as we see specific areas of leverage with Dell and this new model that’s being forced in front of us. We believe overall this is unquestionably a net positive in a big way for VMware.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thanks, Jayson. Next question, please.

Operator: Next, we have Steve Milunovich with UBS. Your line is open.

Steven M. Milunovich UBS Securities LLC	Q

Thank you. Joe, you talked about some of the potential benefits of being private. I guess I’m getting increasingly concerned that all-flash arrays could really kind of compress revenue over time even as you move toward the emerging markets. Do you share that concern? And is this a chance to kind of realign things over the next couple of years on the quiet? And then I also just wanted to clarify, have David Goulden and Marius Haas’ positions been solidified?

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

I actually disagree with you on your first point. Obviously, we’re the biggest flash player in storage right now by a long shot, and we have significant investments in products today and products coming and really impressive. And of course, flash is not less expensive than disk. So, it really doesn’t – we don’t see it bringing down the ASPs. The question is its transforming – the flash technology is a major factor in transforming what the market looks like.

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

But when you get to this new world where every imaginable thing that’s made, they’ll have telemetry built in, sensors built in and the opportunity that – for companies to run their – to build their products differently, get more information about their users, more information about their product itself to change their service models, you’re talking about a tenfold increase in the amount of information these new applications are going to deal with.

And of course, you’re looking at probably a hundredfold increase and about a hundredfold increase in terms of number of users that are going to use this application. So, the data is going to explode massively. And flash itself is not changing ASP, it really is not. But what’s – it’s just – it’s another medium and it’s ones we’re looking at in the future beyond flash. So, David, you run this business, you want to make any comments there?

David I. Goulden Chief Executive Officer-EMC Information Infrastructure	A

Yeah. I’d still point out that for enterprise storage, flash from a percentage of capacity shift, is still a very small percentage. And in fact, there’s not enough flash manufacturing capacity in the world now or anticipated any time soon where that could take over all drives. And bear in mind that the drive technology continues to expand and the price points of drive continue to come down. So, you’ll see basically drives, individual drives in your tens of terabytes over the course of the next coming years.

So, the great news is that these are technologies that are developing. Obviously, there’s been some substitution. Flash has taken a fair chunk away of the high-end performance drive marketplace. That will continue. But the capacity oriented drive marketplace is going to be with us for many, many years to come. And of course, the key is how you manage both of these intelligently. So, each have places. Obviously, there’ll be some systems that will be flash-only, there’ll be some systems that will be drive-only, and there will be many systems which are hybrid and a combination of both. And the smart storage vendors will have software that can manage those very intelligently across a broad range of use cases.

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

And as far as your last question, I don’t want to go in any more details with – that’s I think Michael’s to do and it’s months away of who’s going to be running what business, but let’s leave it there.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thank you, Steve. We have time for one more question and then we’ll have a few comments from Joe.

Operator: All right. Next, we have Mr. Brent Bracelin of Pacific Crest. Your line is open.

Brent Bracelin Pacific Crest Securities	Q

Thanks for taking the question here. Joe, as you think about the next journey of EMC, taking it private here, what were some of the primary benefits? Obviously, EMC was going through an $850 million kind of expense reduction. Is the primary benefit here to do deeper reduction there on the EMC system side or does this going private change your plans relative to either cost structure of the EMC system business or new markets that you plan to kind of go after?

Joseph M. Tucci Chairman, President & Chief Executive Officer	A

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

Look, to be very clear, EMC is going to proceed on its $850 million plan. This has nothing to do with this transaction and that will happen. Clearly, this is – and clearly, I just stated before that the revenue synergies here are three times as big as the cost synergies are in this deal. So this is – you’re not going to – when you see a transition like this that is new, let’s call, a cloud mobile era, there’s no way you’re going to save yourself to success.

You have to invest, you have to get into new markets, and this is what this transaction is all about. If you look at it from a core strength, where is Dell really strong? The SMB market, in governments, in healthcare. Where is EMC really strong? In the biggest corporations around the world. So, therefore, if you look in their base, when you look in our base, there is a lot of cross-selling that can take place. You look about what’s happening in this market, well, it’s a convergence of server, store and network.

And as David said, you can’t look at the converged infrastructure business being only with VCE does today with Vblocks because of the huge converged to hyper converged market, there is a medium conversion. That’s why we took the things that we’re doing like in VMware around the EVO:RAIL product, we’re doing with EMC around the VxRack product, there’s a lot of opportunity to build a really tremendous opportunity in terms of the synergies.

And of course, I think you get to invest with a longer-term view without quarterly pressure. So, just the amount of inventory and things we have to keep to deal with these back-end loaded quarter is immense. And of course, getting the bookings is important, but missing by a few cents because you couldn’t get everything out the doors, because this gets more back-end loaded. It’s disappointing and I think doing that in the private environment as long as you’re driving the business correctly gives you a tremendous advantage.

Brent Bracelin Pacific Crest Securities	Q

Thank you.

Anthony T. Takazawa Vice President-Global Investor Relations	A

Thanks, Brent.

Joseph M. Tucci

Chairman, President & Chief Executive Officer

Well, I’m sure that’s a lot of news we dumped on you. Obviously, we have to stay very close to you. And as you think through your questions – and this got – and how the press broke it a little bit and had some of the deal on the edges and it got a little more clarity as leaks got. But again, the deal that we announced was quite a bit different than what was perceived to be.

And we do think that, first and foremost, we want to make sure this is a good deal and fair to our shareholders and, of course, secondly, you want to make sure that for our people and our customers that we’re building a good lasting business that has great legs and can win. And then, of course, our shareholders are going to retain a significant investment in VMware, which we think is a great investment. And there’s – as Pat outlined, there’s tremendous areas we can help make sure that company does exceedingly well and accelerates its growth, which I’m convinced can and will happen.

And I’m sure you’re going to have a lot of questions and we’re going to spend a lot of time answering your questions and doing the best we can to ensure that we create great value for all of you. It’s been – I’m going to continue to be here for quite a while. This deal will not close in any time soon. We’re talking about the middle of next year. So, I’ll still be around. And I look forward to working closely with each of you and we’ll make sure we

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EMC Corp. (EMC) Q3 2015 Guidance Call	Corrected Transcript
12-Oct-2015

get your comfort level up as we talk to you about what we’re planning. So, thanks, everybody. And we’ll see you soon.

Operator: That concludes today’s conference. Thank you all for joining. You may all now disconnect.

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Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

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EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.